EXHIBIT 99.1
ARCADIA RESOURCES, INC.
2006 Annual Meeting of Stockholders
Report of Matters Voted on by Stockholders
     1. The Annual Meeting of Stockholders of the Company (the “Annual Meeting”) was held at the Company’s offices in Southfield, Michigan at 3:00 p.m. on September 26, 2006, pursuant to notice properly given.
     2. At the close of business on August 14, 2006, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Company consisted of 99,265,569 shares of common stock, $0.001 par value. Each of the outstanding shares was entitled to one vote on the matters to come before the Annual Meeting.
     3. At the Annual Meeting, 80,502,884 shares, or 81.10%, of the Company’s issued and outstanding common stock were represented, in person or by proxy, constituting a quorum.
     4. At the Annual Meeting, the following nominees for director received the respective number of votes set opposite his or her name, constituting a plurality of the votes cast, and each nominee has been duly elected as a director of the Company, to the class specified:

		Percentage of Votes
	Votes For:	Votes Withheld:	Cast in Favor:
As Class A Directors:
John E. Elliott, II	80,126,650	376,234	99.53%
John T. Thornton	80,477,234	25,650	99.97%
As Class B Director:
Lawrence R. Kuhnert	80,126,650	376,234	99.53%
As Class C Directors:
Peter A. Brusca	80,468,834	34,050	99.96%
Anna Maria Nekoranec	80,488,834	14,050	99.98%
     5. The following sets forth the tally of votes cast on the proposal to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of its common stock, $0.001 par value, from 150,000,000 to 200,000,000, which proposal has been approved:

			Percentage of Outstanding
Votes For:	Votes Against:	Abstained:	Shares in Favor:
74,981,802	5,445,981	75,100	75.54%
     6. The following sets forth the tally of votes cast on the proposal to approve the Company’s 2006 Equity Incentive Plan, which proposal has been approved:

			Percentage of Outstanding
Votes For:	Votes Against:	Abstained:	Shares in Favor:
54,909,534	5,862,958	426,009	55.32%